CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-202081) on Form S-8 of Pathfinder Bancorp, Inc. of our report dated July 14, 2022, with respect to the statements of net assets available for benefits of Pathfinder Bancorp, Inc. 401(k) Savings Plan as of December 31, 2021 and 2020, the related supplemental schedule as of December 31, 2021, which report appears in the December 31, 2021 on Form 11-K of Pathfinder Bancorp, Inc. 401(k) Savings Plan.

/s/ Bonadio & Co., LLP

Syracuse, New York

July 14, 2022